Exhibit 10.40

AMENDMENT TO
Amended & RESTATED EMPLOYMENT AGREEMENT

This Amendment to Amended and Restated Employment Agreement (the “Amendment”), amends the Amended & Restated Employment Agreement (the “Agreement”), entered into as of March 24, 2021 by and between American Well Corporation, a Delaware corporation (the “Company”), and Keith Anderson, an individual (the “Executive”), (hereinafter collectively referred to as “the parties”).

RECITALS

WHEREAS, the Company desires to continue to employ Executive through December 31, 2021, and Executive desires to accept such continued employment with the Company subject to the terms and conditions set forth herein;

Now, Therefore, in consideration of the respective agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree to the following, all effective as of September 21, 2021 (the “Effective Date”):

1.	Except as set forth herein, the terms of the Agreement are unchanged and remain in full force and effect.
2.	Section 1 of the Agreement is amended such that the Employment Term continues through December 31, 2021, and does not renew. Notice of non-renewal need not be given.
3.

Section 2 (a) of the Agreement is amended such that Executive will step down as Chief Financial Officer (“CFO”) on October 16, 2021, and after which will be employed for the remainder of the Employment Term as CFO in Transition with only the duties set forth in Appendix A hereto.

4.

Through December 31, 2021, Executive’s compensation and benefits will not be reduced in any manner, and he will continue to vest in all equity grants and incentive awards.  In addition, in consideration for Executive remaining employed through the full calendar year 2021 (ending December 31, 2021), Executive’s compensation will include the following:

a.	Regarding the annual cash bonus for fiscal year 2021, Executive will receive no less than the full Target Bonus ($485,000), which will be paid on December 31, 2021.
b.

After Executive’s employment ends, should Executive elect continued health coverage for himself and his dependents pursuant to COBRA, the Company will continue to pay 100% of the health coverage premiums for so long as Executive and/or Executive’s dependents are eligible for continued health coverage under COBRA.

c.

Regarding the Company’s April 15, 2021 grant to Executive of 189,572 restricted share units (“RSUs”), known by the parties as the “2021 LTIP”, the portion of the 2021 LTIP that would otherwise vest on April 15, 2022 had Executive remained employed through that date (25% would vest on April 15, 2022) will instead vest on December 31, 2021 (unless Executive is terminated for Cause prior to such date).  This Amendment constitutes the written agreement between Participant (Executive) and the Company authorizing such vesting pursuant to Section B of the Restricted Stock Unit Agreement incorporated by reference into the Notice of RSU Grant. For purposes of clarity, 47,393 2021 LTIP RSUs will vest on December 31, 2021 and the unvested remainder of the 2021 LTIP RSUs will be immediately forfeited, except as set forth below.
d.

If on or before March 31, 2022, one or more offers is made to enter into a transaction that would constitute a Change in Control, as defined in the Company’s 2020 Equity Incentive Plan (the “Equity Plan”), and such Change in Control ultimately takes place with any such party (or an affiliate of such party) on or before March 31, 2023, then all of Executive’s RSUs that were unvested as of the expiration of the Employment Term will vest in full and be immediately settled in the Company’s common shares upon closing   For the avoidance of doubt, Executive will receive this benefit even if his employment is terminated by the Company prior to the expiration of the Employment Term, provided such termination was not by the Company for Cause.

5.

Regarding Exhibit A to the Agreement (Definitions), the definition of Cause is limited to item (1):  “Executive’s indictment or conviction for either a felony offense or any other crime involving, or participation in, any fraud, theft or embezzlement.”

6.	Executive will have the right to review in advance any press release related to the matters set forth herein and will have the right to approve any quotation by Executive utilized in such release.

In Witness Whereof, the parties hereby execute this Amendment as of September 21, 2021.

AMERICAN WELL CORPORATION

By:
Name:
Title:

EXECUTIVE

By:
Name:	Keith Anderson

APPENDIX A

Duties of the CFO in Transition

•	Duties and Responsibilities of Executive under the aforementioned new role:
o	Lead efforts related to filing the AMWL 3RD QUARTER 10Q including 302 certifications
o	Participate with the CEO in the AMWL 3RD Quarter earnings calls
o	Lead the efforts to prepare Q3 AMWL Audit Committee materials
o	Participate with the CEO in any Q3 AMWL earnings investor calls
▪	Lead the efforts to compile data historically required for CFO to conduct the earnings, research analyst and investor calls
o	2021 Audit:
▪	Monitor 10K/2021 audit process
•	Note Executive will not be signing the 2021 10K in any capacity, including as the CFO
▪	Monitor the SOX compliance process
▪	Monitor the NYSE internal audit function
▪	Monitor the progress of remediating the remaining AMWL material weaknesses
o	2022 Financial Guidance to Investors:
▪

The Executive’s role in connection with the preparing of 2022 guidance to investors will be limited solely to providing assistance related to the assembly of a guidance update report to CEO and Audit Committee on a periodic basis.   For the avoidance of doubt, the 2022 guidance process will be the responsibility of the CEO or COO, and not the reasonability of the Executive.

o	Sale of AMWL (M&A Sell-side): Executive will perform the role typical of CFO if AMWL is approached as an M&A target i.e. respond to diligence requests and cooperate with bankers/lawyers
•	Reassign the AMWL Legal function to report to CEO from currently reporting to the CFO
•	Other items:
o	M&A buy-side: Executive will not lead any AMWL buy-side projects but will continue to provide guidance to the CEO and Corporate Development Team
o	Executive will not be responsible for the hiring process for a Head of Investor Relations
o	Executive will not participate in the formation of any joint-ventures or other strategic or commercial contracts
o	Executive will not participate in any fund raising including issuance of any convertible bonds